    As filed with the Securities and Exchange Commission on December 24,
1998

                                                  Registration No. 333-65735
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ________________

                           PRENTISS PROPERTIES TRUST
            (Exact name of registrant as specified in its charter)


        MARYLAND                                         75-2261588
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

   3890 W. NORTHWEST HIGHWAY, SUITE 400                                    J. KEVAN DILBECK
           DALLAS, TEXAS 75220                                         PRENTISS PROPERTIES TRUST
             (214) 654-0886                                      3890 W. NORTHWEST HIGHWAY, SUITE 400
(Address, including zip code, and telephone number,                        DALLAS, TEXAS 75220
           including area code, of                                            (214) 654-0886
  registrant's principal executive offices)                (Name, address, including zip code, and telephone
                                                           number, including area code, of agent for service)

                                   COPY TO:
                           MICHAEL E. DILLARD, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1700 PACIFIC AVENUE, SUITE 4100
                              DALLAS, TEXAS 75201
                                 (214) 969-2800

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                           PRENTISS PROPERTIES TRUST
                     3890 W. NORTHWEST HIGHWAY, SUITE 400
                              DALLAS, TEXAS 75220
                                (214) 654-0886

                                524,180 SHARES
                     COMMON SHARES OF BENEFICIAL INTEREST

     This prospectus relates to 524,180 common shares of Beneficial Interest which Prentiss Properties Trust or Prentiss Properties I, Inc., the general partner of Prentiss Properties Acquisition Partners, L.P., may issue to the holders of 524,180 units of limited partnership interest in Prentiss Properties Acquisition Partners, L.P. upon redemption of such units.

     The common shares trade on the New York Stock Exchange under the symbol
"PP."

                             ____________________


CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is ______________, 199__.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Risk Factors............................................................   3
Forward-Looking Statements..............................................   3
About this prospectus...................................................   4
The Company.............................................................   4
Use of Proceeds.........................................................   5
Description of Shares of Beneficial Interest............................   5
Registration Rights.....................................................   7
Restrictions on Ownership and Transfer..................................   8
Description of Partnership Units........................................  10
Federal Income Tax Considerations.......................................  17
Plan of Distribution....................................................  32
Legal Opinions..........................................................  32
Experts.................................................................  32
Where You Can Find More Information.....................................  33

                                 RISK FACTORS

     You should carefully consider the following information in conjunction with the other information contained in this prospectus, any prospectus supplement and the documents and risk factors incorporated by reference herein, before making any investment decision relating to the common shares.

RISK THAT REDEEMING PARTNERSHIP UNITS FOR COMMON SHARES WILL BE A TAXABLE TRANSACTION

     If we exercise our right to acquire partnership units in exchange for cash or common shares, your redemption of such partnership units will be treated for tax purposes as a fully taxable sale of the partnership units. This means that you would realize a gain in an amount equal to the sum of the cash received or the value of the common shares received plus the amount of any operating partnership liabilities allocable to the redeemed partnership units. The following risks arise from the taxable nature of your redemption of partnership units:

     . The gain you recognize, or even the tax liability resulting from such gain, could exceed the amount of cash and the value of the common shares that the limited partner receives upon such disposition.

     . Fluctuations in the market price of the common shares may limit your ability to sell common shares in order to raise cash to pay tax liabilities associated with the redemption of partnership units.

     . The price you receive for such shares may not equal the value of the partnership units you redeemed.

     If we do not exercise our right to acquire partnership units tendered for redemption for cash or common shares, and the operating partnership redeems such partnership units for cash, the tax consequences may differ.

RISKS ASSOCIATED WITH THE REDEMPTION OF PARTNERSHIP UNITS IN EXCHANGE FOR CASH OR COMMON SHARES

     Upon redemption of all or a portion of your partnership units, you may receive cash or, if we or the general partner elects, common shares in exchange for your partnership units. The following are the effects of receiving cash from us or the operating partnership:

     . You will not have any interest in us or the operating partnership, except to the extent that you retain partnership units.

     . You would not benefit from any subsequent increases in the value of common shares.

     . You would not receive any future distributions from us or the operating partnership unless you retain or acquire in the future additional common shares or partnership units.

     If you receive common shares, you will become one of our shareholders rather than a holder of partnership units in the operating partnership. Becoming one of our shareholders would expose you to normal risks of share ownership including the risk of potential decline in the market value of your common shares.

                          FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions related to the following:

 .  Our reliance on major tenants;                      .  Conflicts of interest;

 .  The geographic concentration of our properties;     .  Change in our investment, financing and borrowing policies without shareholder approval;

 .  Risks associated with our real estate acquisition,  .  Our dependence on key personnel such as Michael V.
   redevelopment, development and construction            Prentiss and Thomas F. August;
   activities;

 .  Factors that could cause poor operating performance .  Our third-party property management, leasing,
   of our properties;                                     development and construction business and related
                                                          services;

 .  Our incurrence of debt;                             .  Effect of market interest rates on price of common
                                                          shares;

 .  Limited ability of shareholders to effect a change  .  Effect of shares available for future sale on price of
   of control;                                            common shares; and

 .  Our failure to qualify as a REIT;                   .  Potential capital stock dilution or decrease of
                                                          liquidity in connection with settlement of forward
                                                          agreements.


     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions, relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified in this prospectus, any prospectus supplement and the documents incorporated by reference herein, which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors" in this prospectus and in our Exchange Act filings.


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf registration" process. Under this shelf process, we may, from time to time, issue common shares to the holders of 524,180 units of limited partnership interest in Prentiss Properties Acquisition Partners, L.P. in exchange for any partnership units the limited partners may tender for redemption. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


     Unless the context otherwise requires, all references in this prospectus to "we," "us," or "our," mean Prentiss Properties Trust and its subsidiaries on a combined basis, including (1) Prentiss Properties I, Inc., the general partner of Prentiss Properties Acquisition Partners, L.P., (2) Prentiss Properties Acquisition Partners, L.P., the operating partnership, and its subsidiaries, (3) Prentiss Properties Limited, Inc. (the "Manager"), and (4) entities through which the operating partnership owns interests in our properties. "You" refers to the holders of 524,180 units of limited partnership interest in the operating partnership to whom we or the general partner may issue common shares upon redemption of such units. The "Predecessor Company" refers to our operations from the period prior to our initial public offering of common shares and the commencement of our intent to qualify as a real estate investment trust ("REIT") on October 22, 1996.

                                  THE COMPANY

     We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through our own employees such as property managers, leasing professionals and engineers. As of September 30, 1998, we owned interests in a diversified portfolio of 253 primarily suburban Class A office and suburban industrial properties, located in 20 major U.S. markets (the "Properties") as follows:

                                Number of        Net Rentable      Number of
                                Buildings        Square Feet        Tenants      Percent Leased
                             ----------------  ----------------  --------------  ---------------
Office Properties..........              115       12.8 million           1,208              96%
Industrial Properties......              124        8.9 million             349              96%
Office and Industrial
Development Projects......                15*       1.9 million             N/A              N/A
                                         ---   ----------------           -----
   TOTAL...................              254*      23.6 million           1,557
                                         ===   ================           =====

___________________


* Includes one expansion project at an existing industrial property.


In addition to the Properties, we manage 258 office and industrial properties, in 19 U.S. markets, that are owned by third parties. The managed properties contain approximately 29.2 million net rentable square feet.


     We operate principally through the operating partnership and its subsidiaries and the Manager. Our regional management offices are located in Los Angeles, Dallas, Chicago, Washington, D.C., Atlanta and Philadelphia. We have approximately 700 employees with expertise in areas such as acquisitions, development, facilities management, property management and leasing.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the common shares to the limited partners but will acquire partnership units in exchange for any common shares that we may issue to a redeeming limited partner. With each such acquisition, our interest in the operating partnership will increase.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

     The following summary of the material terms of the common shares is subject to the detailed provisions of the following:


     . the Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust");


     .    the Amended and Restated Bylaws as currently in effect (the "Bylaws");



     . the Articles Supplementary relating to our Series A Cumulative Convertible Preferred Shares (the "Series A Preferred Shares") of beneficial interest, $0.01 par value per share (the "Series A Articles Supplementary");


     . the Articles Supplementary relating to our Junior Participating Cumulative Preferred Shares (the "Series B Junior Preferred Shares") of beneficial interest, Series B, $0.01 par value per share (the "Series B Junior Articles Supplementary"); and


     . the Articles Supplementary relating to our 8.30% Series B Cumulative Redeemable Perpetual Preferred Shares (the "Series B Preferred Shares") of beneficial interest, $0.01 par value per share (the "Series B Articles Supplementary"). The Series A Articles Supplementary, Series B Articles Supplementary and the Series B Junior Articles Supplementary are referred to as the "Articles
          Supplementary".


The following summary does not purport to be complete or to give full effect to the provisions of statutory or common law and should be read in conjunction with the terms of the Declaration of Trust, Bylaws and Articles Supplementary.


     The Declaration of Trust allows us to issue up to 100,000,000 common shares and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of September 30, 1998, there were 38,925,580 common shares, 3,773,585 Series A Preferred Shares, no Series B Junior Preferred Shares and no Series B Preferred Shares issued by us and outstanding. As permitted by the provisions of Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"), the Declaration of Trust allows the Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we may issue.


     As a Maryland REIT, we are subject to the Maryland REIT Law and the Maryland General Corporation Law, as amended from time to time (the "MGCL"). Both the Maryland REIT Law and the Declaration of Trust provide that you will not be personally liable for any of our obligations solely as a result of your status as our shareholder. The Bylaws further provide that we must indemnify you against any claim or liability to which you may become subject by reason of your being or having been a shareholder or former shareholder. In addition, we must pay or reimburse you for all legal and other expenses reasonably incurred by you in connection with any such claim or liability successfully defended. It is our policy to include a clause in our contracts which provides that shareholders will not be personally liable for obligations entered into on our behalf. However, with respect to tort claims, contractual claims where shareholder liability is not removed, claims for taxes and statutory liability, you may, in some jurisdictions, be personally liable to the extent that we do not satisfy such claims. Inasmuch as we carry public liability insurance that we consider adequate, any risk of liability to you is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

COMMON SHARES


     All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable, and the holders thereof will not have preemptive or appraisal rights. As a holder of our common shares, you are entitled to the following:


     . To receive dividends if, as and when authorized and declared by the Board of Trustees out of legally available assets. We intend to pay quarterly dividends to the holders of our common shares.


     . To share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.


     . To one vote per share on all matters voted on by shareholders, including elections of trustees. The Declaration of Trust does not allow cumulative voting in the election of trustees, which means the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.


Your rights to dividends and liquidation preferences are subject to the preferential rights of any of our other shares or series of shares of beneficial interest and to the provisions of the Declaration of Trust regarding Shares-in-Trust. Your voting rights are subject to the provisions of the Declaration of Trust regarding Shares-in-Trust.


     Pursuant to the Maryland REIT Law, a REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. A REIT may establish a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, in the REIT's declaration of trust. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to the following, each of which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares:


     .    The removal of trustees.


     . Any amendment to specific sections of the Declaration of Trust that relate the Board of Trustees, restrictions on the transfer of Shares-in-Trust, amendments, and our termination.


     .    Our termination.


The Board of Trustee may, by a two-thirds vote, amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), or the Maryland REIT Law without the affirmative vote of the shareholders.


     The Transfer Agent and Registrar for the common shares is First Chicago Trust Company of New York. The common shares trade on the New York Stock Exchange (the "NYSE") under the symbol "PP." We will apply to the NYSE to list the additional common shares to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

PREFERRED SHARE PURCHASE RIGHTS


     On February 17, 1998, pursuant to the Rights Plan, dated February 6, 1998, between us and First Chicago Trust Company of New York, as rights agent, we distributed as a dividend one right ("Right") for each outstanding common share. Each Right entitles the holder to buy one one-thousandth of a share (a "Preferred Share Partnership Unit") of the Series B Junior Preferred Shares at an exercise price of $85, subject to adjustment. Each Preferred Share Partnership Unit of a Series B Junior Preferred Share is structured to be the equivalent of one common share.

     The Rights will become exercisable in the following situations:


     . If a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 10%, or 11% in the case of Security Capital Preferred Growth Incorporated, a Maryland corporation ("Security Capital") and their affiliates, or more of the outstanding common shares . Each Right would entitle its holder to acquire Series B Junior Preferred Shares at the exercise price or, at our option, common shares, cash, property or other securities, having a value equal to twice the exercise price of the Right.


     . If we are acquired in a merger or other business combination or if 50% or more of our assets or earning power is transferred. Each Right would then entitle its holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right.


     Until a person or group acquires or announces a tender offer to acquire 10% or more of our common shares, the Rights will be evidenced by the common share certificates and will be transferred with and only with such common share certificates. The surrender or transfer of any certificate of common shares will also constitute the transfer of the Rights associated with those common shares. The Rights will expire on February 17, 2008. Also, we may redeem each Right at a price of $0.001 at any time until ten days after an announcement that a 10% position has been acquired.


     The Rights may have anti-takeover effects. The Rights can cause substantial dilution to a person or group that acquires more than 10%, or 11% in the case of Securities Capital and its affiliates, of the outstanding common shares. However, because the Rights are redeemable by the Board of Trustees, the Rights should not interfere with any merger or other business combination approved by the Board of Trustees.

PREFERRED SHARES


     The Board of Trustees may issue preferred shares in one or more series, without shareholder approval. The Board of Trustees may establish designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our preferred shares. Thus, without shareholder approval, the Board of Trustees could authorize the issuance of preferred shares that could have the following effects:


     . dilute the voting power and other rights of the holders of common shares, and


     . delay, defer or prevent a takeover or other transaction that holders of some, or a majority, of the common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their common shares over the then-market-price of such common shares.


As of September 30, 1998, the Board of Trustees had designated 3,773,585 Series A Preferred Shares, all of which were outstanding, 1,900,000 Series B Preferred Shares, none of which were outstanding, and 1,000,000 Series B Junior Preferred Shares, none of which were outstanding.

                              REGISTRATION RIGHTS


     This summary of the material terms of the Registration Rights Agreement, dated as of October 22, 1997, between us, the operating partnership, the general partner and the limited partners does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.


     Pursuant to the registration rights agreement, we agreed to file with the SEC a registration statement, of which this prospectus is a part, with respect to our issuance of common shares to you upon redemption of your partnership units. In addition, we agreed to file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of the following:


     . the date when all the common shares covered by this prospectus are issued or sold,


     . the date on which all of you agree to the withdrawal of this registration statement, or


     . the date on which all of the common shares covered by this prospectus could be sold in any three month period pursuant to Rule 144 under the Securities Act.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER


     In order to qualify as a REIT under the Code, we must satisfy requirements concerning the ownership of our outstanding shares of beneficial interest. Specifically, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year, other than its 1996 taxable year, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our 1996 taxable year.


     Because the Board of Trustees believes it is essential for us to continue to qualify as a REIT, the Declaration of Trust provides that no person may own more than 8.5% of the number of outstanding common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding common shares, or more than 9.8% of the number of outstanding preferred shares of any series other than Security Capital, which may own all of the Series A Preferred Shares (the "Ownership Limitation"). The Board of Trustees may, but is not required to, decrease the ownership limit applicable to Mr. Prentiss' ownership of common shares to as low as 9.8% of the outstanding common shares upon an increase in the number of outstanding common shares or a reduction of the number of common shares owned, directly or indirectly, by Mr. Prentiss. Upon any such adjustment, the Ownership Limitation applicable to other shareholders with respect to the common shares will be increased proportionately to a maximum of 9.8% of the number of outstanding common shares.


     The Board of Trustees may exempt a recipient of common shares from the Ownership Limitation as long as we receive evidence that our REIT status will not be lost as follows:


     .    receipt of a ruling from the Internal Revenue Service (the "IRS"),



     .    an opinion of counsel, or


     .    other evidence satisfactory to the Board of Trustees.


The Board of Trustees has exempted Security Capital from the Ownership Limitation on the condition that Security Capital not own more than 11% of the number of outstanding common shares. The Board of Trustees may monitor, modify, suspend or revoke Security Capital's 11% ownership limitation as may be required to maintain our REIT status. The Board of Trustees may not grant an exemption from the Ownership Limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT.


     Any transfer of common shares or preferred shares that causes any one of the following conditions (the "Share Transfer Limitations") to exist will be null and void, and the intended transferee will acquire no rights in such common shares or preferred shares:


     . any person owning, directly or indirectly, common shares or preferred shares in excess of the Ownership Limitation;


     . our outstanding shares being owned by fewer than 100 persons, determined without reference to any rules of attribution;

     . our being "closely held" within the meaning of Section 856(h) of the Code; or


     . our owning, directly or constructively, 10% or more of the ownership interests in one of our tenants or the operating partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code.


If any purported transfer of common shares or preferred shares results in any of the four above conditions, the common shares or preferred shares in excess of the applicable limitation will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common shares or preferred shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of common shares or preferred shares to us for registration in the name of the Share Trust. We will designate the Share Trustee, but the Share Trustee will not be affiliated with us. We will name one or more charitable organizations as the beneficiary of the Share Trust (the "Beneficiary").


     Shares-in-Trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee may transfer the Shares-in-Trust, provided the transferee:


     .    purchases such Shares-in-Trust for valuable consideration, and


     . acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust and resulting in the redesignation of such common shares or preferred shares as Shares-in-Trust.

     The Prohibited Owner with respect to Shares-in-Trust:


     . will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner that are attributable to any Shares-in-Trust, and


     . will generally receive from the Share Trustee the lower of (1) the amount paid by the Prohibited Owner for the common shares designated as Shares-in-Trust, or, in the case of a gift or devise, the Market Price, as defined in the Declaration of Trust, per share on the date of such transfer, or (2) the amount received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.


     The Shares-in-Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the following:


     . the price per share in the transaction that created such Shares-in-Trust, or, in the case of a gift or devise, the Market Price per share on the date of such transfer, or


     . the Market Price per share on the date that we, or our designee, accepts such offer.


We will have the right to accept such offer for a period of 90 days after the date of the purported transfer which resulted in such Shares-in-Trust.


     Any person who acquires or attempts to acquire common shares or preferred shares in violation of the foregoing restrictions, or any person who owned common shares or preferred shares that were transferred to a Share Trust, is required to immediately give written notice to us and to provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

     The Declaration of Trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding common shares and preferred shares, within 30 days after January 1 of each year, to provide us a written statement or affidavit stating their name and address, the number of common shares and preferred shares owned, and a description of how such shares are held. In addition, each direct or indirect shareholder must provide us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation. However, the Board of Trustees may not grant an exemption from the Ownership Limitation to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the Ownership Limitation would result in the termination of our status as a REIT. The foregoing restrictions will continue to apply until the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.

     The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. All certificates representing common shares or preferred shares will bear a legend referring to the restrictions described above.

                        DESCRIPTION OF PARTNERSHIP UNITS


     The description of partnership units set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Second Amended and Restated Agreement of Limited Partnership of the operating partnership (the "Partnership Agreement"), which is incorporated herein by reference as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

     You, as a limited partner, may require the operating partnership to redeem all or a portion of your partnership units (the "Exchange Right"). Upon redemption, you will receive for each partnership unit redeemed cash in an amount equal to the market value of a common share, subject to adjustments for stock dividends, stock splits and distributions of options, warrants and convertible securities. The market value of the common shares for purposes of redeeming partnership units will be equal to the average, for the ten trading days prior to the day on which the redemption notice was received by the operating partnership, of (1) the sale price, as reported by the NYSE, of the common shares, or (2) if no sale takes place on a particular day, the average of the closing bid and ask prices, as reported by the NYSE.

     We or the general partner may, by giving you notice within five business days after receipt of your redemption notice, elect to acquire each partnership unit presented to the operating partnership for redemption for cash or for one common share, subject to adjustments in the event of stock dividends, stock splits or reverse stock splits. We anticipate that we will elect to acquire, in exchange for common shares, any partnership units presented to the operating partnership for redemption by you. In order to protect our qualification as a REIT, you cannot exercise the Exchange Right if our delivery of common shares to you would result in any one of the Share Transfer Limitations. If you redeem your partnership units, your right to receive distributions will cease. Upon the receipt of common shares, you will have rights as a holder of common shares from the time you acquire the common shares.

     You must notify the operating partnership and the general partner of your desire to redeem partnership units. In addition, you must request the redemption of at least 1,000 partnership units or, if you hold less than 1,000 partnership units, all of your partnership units. You may not deliver more than two notices of redemption per calendar year. The date of the exchange is the first business day of the month which is at least sixty business days after receipt of your notice of redemption. However, if we or the general partner intend to pay cash for your partnership units, we or the general partner may elect to delay the date of the exchange by up to 180 days to allow us to issue additional common shares to fund such cash redemption. The operating partnership may limit your ability to exercise your Exchange Rights if necessary to ensure that none of the Ownership Limitations or Share Transfer Limitations are triggered and to ensure that the operating partnership does not constitute a "publicly traded partnership" under Section 7704 of the Code.

TAX CONSEQUENCES OF REDEMPTION


     The following discussion summarizes material Federal income tax considerations that may be relevant to a limited partner who exercises his right to redeem his partnership units.


     Tax Treatment of Exchange or Redemption of Partnership Units.


     . If we elect to purchase partnership units tendered for redemption and such purchase is treated as a sale of the partnership units to us, it will be fully taxable to the limited partner. The limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the common shares received in the exchange plus the amount of any operating partnership liabilities allocable to the redeemed partnership units.


     . If we do not elect to purchase a limited partner's partnership units tendered for redemption, and the operating partnership redeems such partnership units for cash that we contribute to the operating partnership to effect such redemption, the redemption would also arguably be treated for tax purposes as a sale of such partnership units to us in a fully taxable transaction. In that event, the limited partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any operating partnership liabilities allocable to the redeemed partnership units.



     . If we do not elect to purchase partnership units tendered for redemption, and the operating partnership redeems a limited partner's partnership units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described above, except that, if the operating partnership redeems less than all of a limited partner's partnership units, the limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any operating partnership liabilities allocable to the redeemed partnership units, exceeded the limited partner's adjusted basis in all of its partnership units immediately before the redemption.


     . The same tax consequences as above would result if we contributed cash to the operating partnership to effect a redemption, and the redemption transaction were treated as the redemption of a limited partner's partnership units by the operating partnership rather than a sale of partnership units to us.


     Tax Treatment of Disposition of Partnership Units by a Limited Partner Generally. If a partnership unit is disposed of in a manner that is treated as a sale of the partnership unit, or a limited partner otherwise disposes of a partnership unit other than in a transaction that is treated as a redemption of the partnership unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such partnership unit. Upon the sale of a partnership unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property, such as common shares, received plus the amount of any operating partnership liabilities allocable to the partnership units sold. To the extent that the amount of cash or property received plus the allocable share of any operating partnership liabilities exceeds the limited partner's adjusted tax basis in the partnership units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of common shares received upon such disposition.


     Any gain or loss recognized upon a sale or other disposition of partnership units will be treated as gain or loss attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a partnership unit attributable to a limited partner's share of "unrealized receivables" of the operating partnership, as defined in Section 751 of the Code, exceeds the basis attributed to those assets, such excess will be treated as ordinary income. It is possible that the amount of ordinary income can exceed the net amount of gain realized on the sale, in which event, such excess will be treated as a capital loss. Unrealized receivables include, to the extent not previously included in operating partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a partnership unit.

     Basis of Partnership Units. In general, a limited partner that acquired its partnership units by contribution of property and/or money to the operating partnership had an initial tax basis in its partnership units ("Initial Basis") equal to the following:

     . the amount of money contributed, including the limited partner's allocable share of recourse and nonrecourse liabilities of the operating partnership, plus

     . the limited partner's adjusted tax basis in any other property contributed in exchange for such partnership units, less

     . the amount of any money distributed and liabilities of the limited partner assumed, or to which assets were taken subject to, by the operating partnership, in connection with the acquisition of the partnership units.

The Initial Basis of partnership units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules, also may affect Initial Basis, and limited partners are urged to consult their own tax advisors regarding their Initial Basis.

     Generally, a limited partner's Initial Tax Basis in his partnership units is increased or decreased, but not below zero, on a going forward basis, as follows:

          INCREASES IN INITIAL TAX BASIS                      DECREASES IN INITIAL TAX BASIS
         -------------------------------                      ------------------------------
   .  such limited partner's share of operating        .  such limited partner's share of operating
      partnership taxable and tax-exempt income and       partnership distributions,

 .  increases in such limited partner's allocable      .  decreases in such limited partner's allocable
    share of liabilities of the operating                 share of liabilities of the operating partnership,
    partnership.
                                                       .  such limited partner's share of losses of the
                                                          operating partnership and

                                                       .  such limited partner's share of nondeductible
                                                          expenditures of the operating partnership that are
                                                          not chargeable to his capital account.

     Potential Application of the Disguised Sale Regulations to a Redemption of Partnership Units. There is a risk that a redemption by the operating partnership of partnership units issued in exchange for a contribution of property to the operating partnership may cause the original transfer of property to the operating partnership in exchange for partnership units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, which may include the assumption of or taking subject to a liability, from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. In addition, the Disguised Sale Regulations require that any such transfer of money or other consideration within the two year period be reported to the IRS. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a partnership unit is redeemed by the operating partnership for a limited partner who holds partnership units that were issued in exchange for a contribution of property to the operating partnership, the Disguised Sale Regulations may apply because the limited partner will thus receive cash subsequent to a previous contribution of property to the operating partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming limited partner to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each limited partner is advised to consult its own tax advisors to determine whether redemption of its partnership units could be subject to the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF PARTNERSHIP UNITS AND COMMON SHARES

     The nature of an investment in common shares is generally economically equivalent to your investment in partnership units in the operating partnership. There are, however, some differences between ownership of partnership units and ownership of common shares, some of which may be material to you. The tabular comparison below highlights a number of significant differences between the operating partnership and us relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, distributions, investor rights and Federal income taxation. The table below also compares material legal rights associated with the ownership of partnership units and common shares. These comparisons are intended to assist you, as a limited partner, in understanding how your investment will be changed if your partnership units are redeemed for common shares. This discussion is summary in nature and is not a complete discussion of these matters, and you should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional information about us.

                                    PARTNERSHIP UNITS                                  COMMON SHARES
                                    -----------------                                  -------------
Form of            The operating partnership is organized as a          We are a Maryland REIT organized under the
Organization       Delaware limited partnership. You and other          Maryland REIT Law. We operate principally
                   holders of partnership units, other than the         through the operating partnership. We
                   general partner, hold a limited partnership          currently have a 96.09% limited partnership
                   interest in the operating partnership.               interest in the operating partnership.

Length of          The operating partnership has a stated termination   We have a perpetual term and intend to
Investment         date of December 31, 2050, although it may be        continue our operations for an indefinite
                   terminated earlier upon an event of bankruptcy,      time period.
                   reorganization, insolvency, following the sale of
                   substantially all of the assets of the operating
                   partnership, the exchange of all limited
                   partnership interests or by election of the
                   general partner. The operating partnership has no
                   plans for disposition of its assets.

Purpose and        The purpose of the operating partnership includes    Under our Declaration of Trust, we may
Permitted          the conduct of any business that may be lawfully     invest in and acquire, hold, manage,

 Investments       conducted by a limited partnership formed under      administer, control and dispose of real
                   Delaware law. The business of the operating          property and interests in real property,
                   partnership is to be conducted in such a manner      including, engaging in business as a REIT
                   that will permit us to be classified as a REIT for   under the Code.
                   Federal income tax purposes. The operating
                   partnership may, subject to the foregoing
                   limitation, invest or enter into partnerships,
                   joint ventures or similar arrangements and may own
                   interests in any other entity.

Capital            The Partnership Agreement provides that if the       The Board of Trustees may authorize the
Contribution       operating partnership requires additional funds,     issuance of shares of beneficial interest
                   we or the general partner may borrow such funds      of any class, whether now or hereafter
                   from a financial institution or other lender and     authorized, or securities or rights,
                   lend such funds to the operating partnership on      convertible into shares of beneficial
                   the same terms and conditions as are applicable to   interest, for such consideration as the
                   the general partner's or our borrowing of such       Board of Trustees may deem advisable and in
                   funds. Moreover, the general partner is authorized   accordance with the Bylaws. We are not
                   to cause the operating partnership to issue          restricted under our governing instruments
                   partnership interests for less than fair market      from borrowing. The issuance of additional
                   value if (1) we have concluded in good faith that    common shares or other similar equity
                   such issuance is in our best interest and the best   securities may result in the dilution of
                   interest of the operating partnership and (2) the    your interest as a shareholder.
                   general partner makes a capital contribution in an
                   amount equal to the proceeds of such issuance.

                   The general partner generally is obligated to contribute or cause us to contribute the proceeds of our share offerings as additional capital to the operating partnership. Upon such contribution, we or the general partner, as applicable, will receive additional partnership units, and our or the general partner's percentage interest in the operating partnership will increase. Conversely, your percentage interests in the operating partnership will decrease in the event of additional capital contributions by us or the general partner.

Potential          You are subject to potential dilution of your        As a shareholder you would be subject to
Dilution           limited partnership interests with respect to cash   potential dilution if the Board of
                   available for distribution if the general partner,   Trustees, in its discretion, decides to
                   in its sole discretion, causes the operating         issue additional common shares or other
                   partnership to issue additional partnership units    equity securities.
                   or other equity securities.

Management          The general partner, as the sole general partner    The Board of Trustees has exclusive control
Control             of the operating partnership, has full, exclusive    over our business and affairs subject only
                    and complete responsibility and discretion in the    to the restrictions in our Declaration of
                    management and control of the operating              Trust and Bylaws. The Board of Trustees is
                    partnership. You generally have no authority as a    classified into three classes. At each
                    limited partner to transact business for, or         annual meeting of the shareholders, the
                    participate in the management activities or          successors of the class of trustees whose
                    decisions of, the operating partnership. However,    terms expire at that meeting will be
                    the consent of limited partners holding more than    elected for a term of three years.

                   50% of the limited partnership units held by such      The Board of Trustees may alter or repeal the
                   partners is required for any amendment to the          Bylaws without shareholder action.
                   Partnership Agreement that would:

                   .    adversely affect your Exchange Rights,
                   .    adversely affect your right to receive cash
                        distributions,
                   .    alter the operating partnership's allocations
                        of income or loss, or
                   .    impose any obligations on you to make
                        additional contributions to the capital of the
                        operating partnership.

Management          The general partner will generally incur no           As required by our Declaration of Trust,
Liability and       liability to the operating partnership or any         Bylaws and allowed by Maryland REIT Law, we
Indemnification     limited partner for losses or liabilities incurred    must indemnify any trustee, officer or
                    as a result of errors in judgment or of any act or    shareholder against reasonable expenses
                    omission if the general partner acted in good         incurred for such person's defense of a
                    faith. The Partnership Agreement also provides for    proceeding related to such person's
                    the indemnification of us and the general partner     capacity. We must also indemnify any
                    and our officers and directors from any and all       trustee or officer against any claim or
                    losses, arising from any claims, suits or             liability unless the following is involved:
                    proceedings that relate to the operations of the
                    operating partnership.                                .    bad faith or deliberate dishonesty,
                                                                          .    receipt of an improper personal
                                                                               benefit or
                                                                          .    reasonable cause to believe his act or
                                                                               omission was unlawful.

                                                                          Pursuant to a provision in our Declaration
                                                                          of Trust, our trustees and officers will
                                                                          not be liable to us or our shareholders for
                                                                          money damages except for liability arising
                                                                          from:

                                                                          .  actual receipt of an improper personal
                                                                             benefit, or
                                                                          .  active and deliberate dishonesty

                                                                          We may indemnify our employees and other
                                                                          agents against liabilities incurred in
                                                                          connection with their service in such
                                                                          capacities.

Anti-takeover      Because we hold a 96.09% limited partnership           Our Declaration of Trust, Bylaws and the
Provisions         interest in the operating partnership and own 100%     MGCL contain a number of provisions that
                   of the general partner, the existence of               may have the effect of delaying or
                   anti-takeover provisions is not a significant          discouraging an unsolicited proposal for
                   consideration to the holders of partnership units.     the acquisition of us or the removal of our
                                                                          incumbent management. In addition,
                                                                          preferred share purchase rights are
                                                                          attached to the common shares which may
                                                                          have anti-takeover effects.

Voting Rights         You do not have voting rights relating to the      As a shareholder, you would be entitled to
                      operation and management of the operating          one vote per share on all matters voted on
                      partnership except in connection with matters      by shareholders, including trustee
                      involving the following:                           elections, a merger or sale of
                                                                         substantially all of our assets, amendments
                      .    amendments to the Partnership Agreement,      to the Declaration of Trust and our
                      .    a general assignment for the benefits of      dissolution. We are managed and controlled
                           creditors or appointment of a custodian,      by a Board of Trustees consisting of three
                           receiver or trustee,                          classes having staggered terms of office.
                      .    entering any proceedings for bankruptcy,      Each class is elected by our shareholders
                      .    admittance of any successor general partner   at their annual meetings. Each common share
                      .    or dissolution of the operating partnership.  has one vote. The Board of Trustees may classify and issue preferred shares in one
                                                                         or more series having voting power which
                                                                         may differ from that of the common shares.

 Amendment of the     Any amendment to the Partnership Agreement         .    The Board of Trustees may amend the
 Partnership          requires the consent of the general partner. The        Declaration of Trust to maintain REIT
 Agreement or         general partner may amend the Partnership               qualification by a two-thirds vote without
 the Declaration      Agreement without your consent or the consent of        any shareholder action.
 of Trust             any limited partner. However, limited partners      .    The Board of Trustees may amend the
                      holding more than 50% in interest in the operating       Declaration of Trust to increase or
                      partnership must consent to any amendment that           decrease the aggregate number of shares of
                      adversely affects the following rights you hold as       beneficial interest or the number of shares
                      limited partner:                                         of any class of beneficial interest that we
                                                                               have authority to issue without any
                      .    Your Exchange Rights,                               shareholder action.
                      .    Your distribution rights,                       .   Other amendments must generally be
                      .    Allocations of profits and losses to you or         approved by affirmative vote of the holders
                      .    Your obligations to make additional capital         of not less than a majority of the votes
                           contributions.                                      entitled to be cast on the matter. However,
                                                                               any amendment to specified sections of the
                                                                               Declaration of Trust relating to the Board
                                                                               of Trustees, share transfer restrictions,
                                                                               amendments, and our duration requires the
                                                                               affirmative vote of two-thirds of all the
                                                                               votes entitled to be cast on the matter.

Vote Required to      Under Delaware law, the operating partnership may        Under the Declaration of Trust, the Board
Dissolve the          be dissolved, other than in accordance with the          of Trustees must obtain the approval of
Operating             terms of the Partnership Agreement, only upon the        holders of at least two-thirds of all of
Partnership or        unanimous vote of the limited partners.                  our outstanding shares of beneficial
Us                                                                            interest in order to dissolve us.

Distributions         The operating partnership must distribute cash           Subject to the preferential rights of any
                      from operations at least on a quarterly basis.           other shares or series of shares of
                      Distributions can be made in amounts determined by       beneficial interest and to the provisions
                      the general partner and are payable to the               of the Declaration of Trust regarding
                      partners in accordance with their respective             Shares-in-Trust, you, as a shareholder,
                      percentage interests in the operating partnership.       would be entitled to receive dividends if,
                                                                               as and when authorized and declared by the
                      Upon liquidation of the operating partnership,           Board of Trustees out of legally available
                      after payment of or adequate provision for debts         assets. You would also be entitled to share ratably

                      and obligations of the operating partnership, any        in our assets legally available for
                      remaining assets of the operating partnership will       distribution to our shareholders in the
                      be distributed to all partners with positive             event of our liquidation, dissolution or
                      capital accounts in accordance with their                winding-up after payment of, or adequate
                      positive capital account balances.                       provision for, all of our known debts and
                                                                               liabilities.

                                                                               In order to qualify as a REIT, we must
                                                                               distribute at least 95% of our taxable
                                                                               income, excluding capital gains, and any
                                                                               taxable income, including capital gains not
                                                                               distributed, will be subject to corporate
                                                                               income tax. We intend to pay quarterly
                                                                               dividends to our shareholders.

Liability of          Your liability for the operating partnership's           As a shareholder, you would not be
Investors             debts and obligations is generally limited to the        personally liable for any of our
                      amount of your investments in the operating              obligations solely as a result of your
                      partnership, together with your interest in the          status as our shareholder. In addition, we
                      operating partnership's undistributed income, if         must reimburse each shareholder or former
                      any.                                                     shareholder for all legal and other
                                                                               expenses reasonably incurred by him in
                                                                               connection with any claim or liability
                                                                               successfully defended. In addition, it is
                                                                               our policy to include a clause in our
                                                                               contracts which provides that shareholders
                                                                               will not be personally liable for
                                                                               obligations entered into on our behalf.
                                                                               However, with respect to tort claims,
                                                                               contractual claims where shareholder
                                                                               liability is not removed, claims for taxes
                                                                               and statutory liability, the shareholders
                                                                               may, in some jurisdictions, be personally
                                                                               liable to the extent that we do not satisfy
                                                                               such claims. Inasmuch as we carry public
                                                                               liability insurance which we consider
                                                                               adequate, any risk of your personal
                                                                               liability is limited to situations in which
                                                                               our assets plus our insurance coverage
                                                                               would be insufficient to satisfy the claims
                                                                               against us and our shareholders.

Liquidity             You may transfer your interests in the operating         The issuance of the common shares to you
                      partnership subject to the following limitations:        will be registered under the Securities
                                                                               Act, and the common shares will be freely
                      .    Partnership units are not registered under          transferable, subject to the Ownership
                           the Securities Act or any state securities laws     Limits. The common shares are listed on the
                           and therefore may not be transferred unless they    NYSE. The breadth and strength of the
                           are first registered under the Securities Act or    secondary market will depend, among other
                           an exemption from registration is available.        things, upon the number of shares
                      .    You may not transfer your partnership units         outstanding, our financial results and
                           if the transfer would adversely affect our status   prospects, the general interest in our real
                           as a REIT.                                          estate investments and our dividend yield
                                                                               compared to that of other debt and equity
                                                                               securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of the common shares. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to shareholders such as insurance companies, tax-exempt organizations, except to the extent described below, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent described below, subject to special treatment under the federal income tax laws.

     This discussion is based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has opined that this summary of the material federal income tax consequences fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common shares.

     BECAUSE YOUR INCOME TAX CONSIDERATIONS MAY VARY DEPENDING ON YOUR PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, WE RECOMMEND YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF PRENTISS PROPERTIES TRUST

     We elected to be taxed as a REIT within the meaning of and under sections 856 through 860 of the Code, effective for its short taxable year beginning on the day prior to the closing of its initial public offering and ending on December 31, 1996. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, we can give no assurance that we have or will remain so qualified.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code. No assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

     As a REIT, we generally are not subject to federal corporate income tax on our net income that is distributed currently to our shareholders. That treatment substantially eliminates the "double taxation," i.e., taxation at both the corporate and shareholder levels that generally results from an investment in a corporation. However, we will be subject to federal income tax in the following circumstances:

     . we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     . we may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

     . if we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     . if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

     . if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and nonetheless have maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

     .    if we fail to distribute during each calendar year at least the sum of
          (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     . if we acquire any asset from a C corporation, i.e., a corporation generally subject to full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset, or any other asset, in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then to the extent of such asset's "built-in-gain," i.e., the excess of the fair market value of such asset at the time of our acquisition over the adjusted basis in such asset at such time, such gain will be subject to tax at the highest regular corporate rate applicable, as provided in Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of "built-in-gain" assume that we will make an election pursuant to IRS Notice 88-19 if we were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust, or association

     (1)  that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

     (4) that is neither a financial institution referred to in section 582(c)(2) of the Code nor an insurance company to which subchapter L of the Code applies;

     (5)  the beneficial ownership of which is held by 100 or more persons;

     (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals or entities, during the last half of each taxable year (the "5/50 Rule");

     (7) that makes an election to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and

     (9)  that meets the Code's income and asset tests.

     The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by us to be taxed as a REIT. Beginning with our 1998 taxable year, if we comply with the requirements for ascertaining the ownership of our outstanding shares of beneficial interest and do not know or have reason to know that we have violated the 5/50 Rule, we will be deemed to satisfy the 5/50 Rule for the taxable year. We have issued sufficient common shares with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). In addition, the Declaration of Trust provides for restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses
(5) and (6) above.

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is generally considered an individual. A trust that is a qualified trust under Code section 401(a), however, is generally not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     We currently have three wholly-owned subsidiaries, the general partner, the general partner of Prentiss Properties Real Estate Fund I, L.P. and the general partner of Prentiss Austin Properties, L.P., and may have additional wholly-owned subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. All of our corporate subsidiaries are "qualified REIT subsidiaries." Those subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share, determined on the basis of the REIT's capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, our proportionate share of the assets, liabilities, and items of income of the operating partnership and the noncorporate subsidiaries of the operating partnership (the "Noncorporate Subsidiaries") will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein.

INCOME TESTS

     In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to our gross income must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, interest on obligations secured by mortgages on real property, or qualified temporary investment income. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     The rent we receive from our tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     . The amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     . The Rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of our shares of beneficial interest, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

     . If Rent attributable to personal property, leased in connection with a lease of a Property, is greater than 15% of the total Rent received under the lease, then the portion of Rent attributable to such personal property will not qualify as "rents from real property."

     . For the Rent to qualify as "rents from real property," we generally must not operate or manage the Properties or furnish or render services to the tenants of such Properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue.


The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, e.g. furnishing water, heat, light, and air conditioning and cleaning windows, public entrances, and lobbies, and are not otherwise considered "rendered to the occupant," e.g. renting parking spaces on a reserved basis to tenants. In addition, we may furnish or render a de minimis amount of "noncustomary services" to the tenants of a Property other than through an independent contractor as long as the amount that we receive for such services does not exceed 1% of our total receipts from the Property. For that purpose, the amount attributable to our noncustomary services will be at least equal to 150% of our cost of providing the services.

     We do not charge Rent for any portion of any Property that is based, in whole or in part, on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above. Furthermore, we expect that, with respect to other properties that we may acquire in the future, we will not charge Rent for any portion of any property that is based, in whole or in part, on the income or profits of any person to the extent that the receipt of such Rent would jeopardize our status as a REIT. In addition, we currently do not receive any Rent from a Related Party Tenant, and we expect that, to the extent that we receive Rent from a Related Party Tenant in the future, such Rent will not cause us to fail to satisfy either the 75% or 95% gross income test. We also currently do not receive Rent attributable to personal property that is greater than 15% of the Rent received under the applicable Lease. We expect that, in the future, we will not allow the Rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total Rent received under the lease, if the receipt of such Rent would cause us to fail to satisfy either the 75% or 95% gross income test.

     Through the operating partnership and the Noncorporate Subsidiaries, none of which constitutes a qualifying independent contractor, we provide and will provide in the future real estate services to our tenants. We believe that all such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise "rendered to the occupant," so that the provision of such services does not jeopardize the qualification of the Rent as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, we employ and will continue to employ qualifying independent contractors to provide such services. Furthermore, we expect that we will not provide noncustomary services with respect to other properties that we acquire in the future, other than through a qualifying independent contractor, to the extent that the provision of such services would cause us to fail to satisfy either the 75% or 95% gross income test.

     If any portion of the Rent does not qualify as "rents from real property" because such Rent is attributable to personal property and exceeds 15% of the total Rent received under the applicable lease, the portion of the Rent that is attributable to the personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to such personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, we would likely lose our REIT status. If, however, any portion of the Rent received under a lease does not qualify as "rents from real property" because either the Rent is considered based on the income or profits of any person or the tenant is a Related Party Tenant, none of the Rent received under such lease would qualify as "rents from real property." In that case, if the Rent we receives under such lease, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would likely lose our REIT status. Finally, if any portion of the Rent does not qualify as "rents from real property" because we furnish noncustomary services to the tenants of a Property other than through a qualifying independent contractor, none of the Rent we receive with respect to the related Property would qualify as "rents from real property." In that case, if the Rent we receive with respect to the related Property, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would lose our REIT status.

     We, through the operating partnership, may receive other types of income that will not qualify for purposes of the 75% or 95% gross income test. In particular, dividends paid with respect to the stock of the Manager owned by the operating partnership will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the operating partnership has received and in the future will receive indirectly fees for the performance of services by a Noncorporate Subsidiary with respect to Properties that are owned, directly or indirectly, by the operating partnership. Although the law is not entirely clear, to the extent that the operating partnership owns, directly or indirectly, both an interest in such Properties and an interest in the Noncorporate Subsidiary providing the services, such fees should be disregarded for purposes of the 75% and 95% gross income tests. However, the remainder of such fees received by the operating partnership, i.e., any portion of the fees that is attributable to a third party's ownership interest in the Properties, will be nonqualifying income for purposes of the 75% and 95% gross income tests. In addition, any fees received, directly or indirectly, by the operating partnership in exchange for providing services with respect to properties owned by unrelated third parties will not be qualifying income for purposes of the 75% and 95% gross income tests. Furthermore, to the extent that we receive interest that is accrued on the late payment of the Rent, such amounts will not qualify as "rents from real property" and, thus, will not be qualifying income for purposes of the 75% gross income test, but instead will be treated as interest that qualifies for the 95% gross income test. We believe that the aggregate amount of any such nonqualifying income in any taxable year has not caused and will not cause us to fail to satisfy either the 75% or 95% gross income test.

     REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property, including interests in real property, and any personal property incident to such real property

     . that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on an indebtedness owed to the REIT that such property secured,

     . for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and

     . for which such REIT makes a proper election to treat such property as foreclosure property.

We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we will make an election to treat the related property as foreclosure property.

     If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95%
gross income test. We anticipate that any income we receive with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

     The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that no asset owned by us or the operating partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of our or the operating partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that we can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     It is possible that, from time to time, we or the operating partnership will enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transaction could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or the operating partnership enters into an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the operating partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. We intend to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions, Even if those relief provisions apply, a 100% tax would be imposed on (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

ASSET TESTS

     We, at the close of each quarter of each taxable year, also must satisfy the following two tests relating to the nature of our assets:

     . At least 75% of the value of our total assets must be represented by cash or cash items, which generally include receivables, government securities, "real estate assets," or, in cases where we raise new capital through stock or long-term, at least five-year, debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital.

     . Of the investments not included in the 75% asset class, the value of any one issuer's securities we own may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities, except for its interests in the operating partnership, the Noncorporate Subsidiaries, and any qualified REIT subsidiary.

The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property as of the date of the REIT's loan commitment or, in the case of a purchase or a mortgage, the date of the loan purchase commitment, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property or a leasehold of real property.

     For purposes of the asset tests, we are deemed to own our proportionate share of the assets of the operating partnership and each Noncorporate Subsidiary, rather than our interest in those entities. At least 75% of the value of our total assets has been and will be represented by real estate assets, cash and cash items including receivables, and government securities. We, through the operating partnership, own 100% of the nonvoting stock of the Manager and hold unsecured notes issued by the Manager. We do not own, directly or indirectly, any of the voting stock of the Manager and believe that the value of our ownership interest in the Manager does not exceed 5% of the value of our total assets. In addition, we have not owned, and will not own securities of any one issuer the value of which exceeds 5% of the value of our total assets or more than 10% of any one issuer's outstanding voting securities, except for its interests in the operating partnership, the Noncorporate Subsidiaries, and any qualified REIT subsidiary. In addition, we will not acquire or dispose, or cause the operating partnership to acquire or dispose, of assets in the future in a way that would cause us to violate either asset test.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (2) is not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

     In order to avoid corporate income taxation of our earnings, we are required to distribute each taxable year dividends, other than capital gain dividends and retained capital gains, to our shareholders in an aggregate amount at least equal to (1) the sum of (A) 95% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and (B) 95% of our after tax net income, if any, from foreclosure property, minus (2) the sum of items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. We may elect to retain and pay income tax on our long-term capital gains. Any such retained amount will be treated as having been distributed by us for purposes of the 4% excise tax described above.

     It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, we may have less cash than is necessary to meet our annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. In such a situation, we may find it necessary to arrange for short-term or possibly long-term borrowings or to raise funds through the issuance of Preferred Shares or common shares.

     We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay the IRS interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, we must maintain records and request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with such requirements in the future.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends or retained capital gains, will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to the Preferred Shares and then to the common shares. As used herein, the term "U.S. shareholder" means a holder of common shares that for U.S. federal income tax purposes is (1) a citizen or resident of the U.S.,
(2) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (3) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (4) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the shareholder has held his common shares. However, corporate shareholders may be required under section 291 of the Code to treat up to 20% of capital gain dividends as ordinary income. We may elect to retain and pay income tax on our net long-term capital gains. In that case, our shareholders would include in income their proportionate share of our undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long- term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's common shares, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the common shares are capital assets in the hands of the shareholder. In addition, any distribution we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against its future income. Taxable distributions from us and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from limited partnerships which engage in passive activities in which a shareholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common shares or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We have notified and will continue to notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

     In general, any gain or loss realized upon a taxable disposition of the common shares by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the common shares have been held as a capital asset. Such gain or loss will generally constitute long-term capital gain or loss and will be taxable at a rate of 20% if the common shares have been held for more than twelve months. Otherwise, such a gain will be taxed at the holder's regular marginal tax rate. However, any loss upon a sale or exchange of common shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long- term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the common shares may be disallowed if other common shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," i.e., depreciable real property, held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by us as capital gain dividends and any retained capital gains that we are deemed to distribute, we may designate, subject to limits, whether such a distribution is taxable to its noncorporate stockholders at a 20%, or 25%. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We report and will continue to report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder is a corporation or is otherwise exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. If you are a shareholder, and do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you if you fail to certify your nonforeign status to us. The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and will be effective for distributions made after December 31, 1998.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the common shares with debt, a portion of its income from us will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI. In addition, a pension trust that owns more than 10% of our shares may be required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by us from an unrelated trade or business, determined as if we were a pension trust, divided by our gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of our stock only if (1) the UBTI Percentage is at least 5%, (2) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (3) we are a "pension-held" REIT, i.e., either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively own more than 50% of the value of our shares. Because the Ownership Limitation prohibits any pension trust from owning more than 8.5% of the common shares or more than 9.8% of any class or series of the Preferred Shares, we should not be a "pension-held"
REIT.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     If you are a Non-U.S. Shareholder, distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and that we do not designate as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or the Non-U.S. Shareholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income. The IRS has issued final regulations that modify the manner in which we comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1998. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's common shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his common shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that is designated by us as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his common shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the common shares will be publicly traded, no assurance can be given that we are or will continue to be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owned, actually or constructively, 5% or less of the common shares or Preferred Shares at all times during a specified testing period will not be subject to tax under FIRPTA if the Common or Preferred Shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the common shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the common shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

POSSIBLE LEGISLATION OR OTHER ACTION AFFECTING TAX CONSEQUENCES

     The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in us. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect our ability to expand the present activities of our management subsidiaries. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or an investment in us will be changed.

OTHER TAX CONSEQUENCES

     We, the general partner, the operating partnership, the Manager, a Noncorporate Subsidiary, or our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we, it or they own property, transact business, or reside. Such state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. While we are organized as a Maryland real estate investment trust and are therefore not subject to the Texas franchise tax, we own, directly or indirectly, qualified REIT subsidiaries and limited liability companies that are subject to the tax. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of (1)
 .25% of "taxable capital," generally, financial accounting net worth with adjustments, apportioned to Texas; or (2) 4.5% of "taxable earned surplus," generally, federal taxable income with adjustments, apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE NONCORPORATE SUBSIDIARIES

     The following discussion summarizes material federal income tax considerations applicable to our direct or indirect investment in the operating partnership and the Noncorporate Subsidiaries (each of the operating partnership and the Noncorporate Subsidiaries is referred to herein as a "Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

CLASSIFICATION AS A PARTNERSHIP

     We will be entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if each Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and is not a "publicly traded" partnership.

     In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Partnership in existence on January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no Partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The Partnerships intend to continue to be classified as partnerships and no Partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations. We have represented that, to the best of our knowledge, each Partnership will be treated as a "partnership" for federal income tax purposes.

     A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). The U.S. Treasury Department has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if all interests in the partnership were issued in a transaction or transactions that was not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, i.e., a partnership, grantor trust, or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest, direct or indirect, in the partnership and a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion. If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     If for any reason one of the Partnerships are taxable as corporations, rather than as partnerships, for federal income tax purposes, we would likely not be able to qualify as a REIT. In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

     Partners, not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we will be required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The operating partnership generally has elected to use the traditional method for allocating Code section 704(c) items with respect to the Properties it acquires in exchange for Units.

     Under the operating Partnership Agreement, depreciation or amortization deductions of the operating partnership generally are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to the Properties that results in our receiving a disproportionately large share of such deductions. In addition, gain on the sale of a Property contributed to the operating partnership in exchange for Units will be specially allocated to the contributor to the extent of any "built-in" gain with respect to such Property for federal income tax purposes. Depending on the allocation method elected under Code section 704(c), it is possible that we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed Properties than would be allocated to us if such Properties were to have a tax basis equal to their fair market value at the time of contribution and may be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as dividends than would have occurred had we purchased the Properties for cash.

     Basis in Operating Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the operating partnership by us, (2) increased by (A) our allocable share of the operating partnership's income and (B) our allocable share of indebtedness of the operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of the operating partnership's loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership.

     If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, such decrease being considered a constructive cash distribution to the partners, would reduce our adjusted tax basis below zero, such distributions, including such constructive distributions, will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the one-year long-term capital gain holding period, the distributions and constructive distributions will constitute long-term capital gain.

SALE OF THE OPERATING PARTNERSHIP'S OR A NONCORPORATE SUBSIDIARY'S PROPERTY

     Generally, any gain realized by a Partnership on the sale of property held for more than one year will be mid-term capital gain, and any gain realized on the sale of property held for more than 18 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of the Properties contributed to the Partnership in exchange for partnership interests therein will be allocated first to the contributor under section 704(c) of the Code to the extent of the contributor's "built-in gain" on those Properties for federal income tax purposes. The contributors' "built-in gain" on the Properties sold will equal the excess of the contributors' proportionate share of the book value of those Properties over the contributors' tax basis allocable to those Properties at the time of the sale. Any remaining gain recognized by a Partnership on the disposition of the contributed Properties, and any gain recognized upon the disposition of the Properties acquired by a Partnership for cash, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Bylaws provide that any decision to sell any real estate asset in which a trustee, or officer, or any Affiliate of the foregoing, has a direct or indirect interest, will be made by a majority of the Trustees including a majority of the Independent Trustees.

     Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. We, however, do not presently intend to acquire or hold or to allow a Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership's trade or business.

MANAGER


     The operating partnership owns 100% of the nonvoting stock of the Manager, which stock represents in the aggregate a 95% economic interest in the Manager. The operating partnership also holds notes issued by the Manager in the aggregate initial principal amount of $34.75 million. By virtue of its ownership of the operating partnership, we are considered to own its pro rata share of such stock and notes.

     As noted above, for us to qualify as a REIT the value of the equity and debt securities of the Manager held, directly or indirectly, by us may not exceed 5% of the total value of our assets. In addition, we may not own, directly or indirectly, more than 10% of the voting stock of the Manager. We do not own, directly or through the operating partnership, any of the voting securities of the Manager. In addition, we believe that the value of the equity and debt securities of the Manager is significantly less than 5% of the total value of its assets. However, if the IRS were to successfully challenge these determinations and conclude that the value of the equity and debt securities of the Manager exceeded 5% of our total assets, we would likely fail to qualify as a REIT.

     The Manager is organized as a corporation and pays federal, state and local income taxes on its taxable income at normal corporate rates. Any such taxes reduce amounts available for distribution by the Manager, which in turn reduce amounts available for distribution to our shareholders.

                             PLAN OF DISTRIBUTION

     This prospectus relates to our or the general partner's possible issuance of up to 524,180 common shares to the following limited partners to the extent that they tender the partnership units opposite their respective names to the operating partnership for redemption:

                                                             COMMON SHARES ISSUABLE UPON
                                                             ---------------------------
                                                                    REDEMPTION OF
                                                                    -------------
        LIMITED PARTNERS           PARTNERSHIP UNITS HELD         PARTNERSHIP UNITS
        ----------------           ----------------------         -----------------
      Peter O. Hausmann                    190,190                      190,190
      Henry C. Gulbrandsen, Jr.            131,956                      131,956
      Timothy J. Weber                     131,956                      131,956
      Steven A. Stattner                    70,078                       70,078
                                           -------                      -------
       Total                               524,180                      524,180
                                           =======                      =======

     Pursuant to the Partnership Agreement, Messrs. Hausmann, Gulbrandsen, Weber and Stattner contributed interests in assets to the capital of the operating partnership in exchange for the partnership units opposite their respective names. Pursuant to the registration rights agreement, we agreed to file with the SEC a registration statement, of which this prospectus is a part, with respect to the issuance of common shares to the limited partners upon redemption of their partnership units.

     We will not receive any cash proceeds from the issuance of the common shares to you but will acquire one partnership unit in exchange for each common share that we issue. Consequently, with each redemption, our interest in the operating partnership will increase. We will pay all costs, expenses and fees in connection with the registration of the common shares.

                                LEGAL OPINIONS

     The legality of the issuance of the common shares will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P., who will rely on Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to matters of Maryland law.

                                    EXPERTS

     Our consolidated and combined financial statements as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period October 22, 1996, inception of operations, to December 31, 1996, and the Predecessor Company for the period January 1, 1996 through October 21, 1996, and the year ended December 31, 1995, included in our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1997, and the combined statements of revenue and certain operating expenses of the Silicon Valley Properties and the Newport National Properties and the statement of revenue and certain operating expenses of the Carrara Place Property included in our Current Reports on Form 8-K, filed February 10, 1998, and the combined statement of revenues and certain operating expenses of the Willow Oaks Properties and the statement of revenues and certain operating expenses of the Ordway Property included in our Current Report on Form 8-K, filed October 9, 1998 and amended December 24, 1998, all incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.pplinc.com or at the SEC's web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 to register with the SEC the common shares. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date hereof until our offering is completed.

     1. Our Annual Report on Form 10-K and 10-K/A, File No. 001-14516, for the year ended December 31, 1997.

     2. Our Quarterly Reports on Form 10-Q and 10-Q/A, File No. 001-14516, for the quarters ended March 31, June 30 and September 30, 1998.

     3. Our Current Reports filed during the fiscal year ended December 31, 1998 as follows:

          .    Form 8-K, File No. 001-14516, filed on January 1, 1998;

          .    Form 8-K, File No. 001-14516, filed on January 15, 1998;

          .    Form 8-K, File No. 001-14516, filed on February 10, 1998;

          .    Form 8-K, File No. 001-14516, filed on February 17, 1998;

          .    Form 8-K, File No. 001-14516, filed on February 25, 1998;

          .    Form 8-K, File No. 001-14516, filed on July 1, 1998; and

          . Form 8-K, File No. 001-14516, filed on October 9, 1998, as amended by Form 8-K/A filed on December 24, 1998.

     4. In addition to the above Current Reports, the following include statements of revenue and expenses for acquisitions during the fiscal year ending December 31, 1997 which were individually significant or significant in the aggregate:

          . Form S-11, File No. 333-23989, filed on March 26, 1997, as amended by Form S-11/A, File No. 333-23989, filed on April 16, 1997;

          . Form 8-K, File No. 001-14516, filed on April 16, 1997 as amended by Form 8-K/A, File No. 001-14156, filed on June 12, 1997;
               and

          .    Form 8-K, File No. 001-14516, filed on November 3, 1997.

     5. The description of the common shares contained in our registration statement on Form 8-A, File No. 001-14516, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

     6. The description of the Series B Junior Preferred Shares contained in our registration statement on Form 8-A, File No. 000-23813, filed on February 17, 1998, as amended by our registration statement of Form 8-A, File No. 001-14516, filed on March 10, 1998, including any reports filed under the Exchange Act for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning:

               Prentiss Properties Trust
               3890 W. Northwest Highway, Suite 400
               Dallas, Texas
               (214) 654-0886

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or Any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which be paid for by Prentiss Properties Trust (the "Company"):

     Securities and Exchange Commission registration fee...................................     $ 2,760
     Accounting fees and expenses..........................................................      10,000
     Blue Sky fees and expenses............................................................       1,000
     Legal fees and expenses...............................................................      50,000
     Printing..............................................................................      10,000
     Miscellaneous.........................................................................       1,240
                                                                                                --------
          TOTAL............................................................................     $75,000
                                                                                                ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as present or former shareholder. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless a court orders indemnification and then only for expenses. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a)   Exhibits

EXHIBIT
NUMBER                            EXHIBITS
-------                          ---------

3.1     -- of Amended and Restated Declaration of Trust of the Company (filed as
        Exhibit 3.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

3.2 -- Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 15, 1998 and incorporated by reference herein).

3.3 -- Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A filed on February 17, 1998, File No. 000-23813).

3.4 -- Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of referred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-Q filed August 12, 1998 and incorporated by reference herein).

3.5 -- Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

4.1 -- Form of common shares Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

4.2 -- Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as
        Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on February 17, 1998 and incorporated by reference herein).

4.4     -- Form of Rights Certificate (included as Exhibit A to the Rights
        Agreement).

*5      -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

*8 -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding tax matters.

**10.1 -- Registration Rights Agreement, dated October 22, 1997, between the Prentiss Properties Trust, Prentiss Properties Acquisition Partners, L.P., Prentiss Properties I, Inc., Peter O. Hausmann, Henry C. Gulbrandsen, Jr., Timothy J. Weber and Steven A. Stattner.

10.2 -- Second Amended and Restated Agreement of limited partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.2 to the Company's Annual Report on Form 10-K, filed March 25, 1997).

10.3 --First Amendment to the Second Amended and Restated Agreement of limited partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed January 15, 1998).

10.4 -- Second Amendment to the Second Amended and Restated Agreement of limited partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q, filed August 12, 1998).

*23.1 -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 5 and 8).

**23.2  -- Consent of Ballard Spahr Andrews & Ingersoll, LLP.

*23.3   -- Consent of PricewaterhouseCoopers LLP.

**24 -- Power of Attorney (included on the signature page of this Registration Statement).

___________________________

* Filed herewith.

** Previously filed.

(b)  Financial Statement Schedules

None

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant further hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Dallas, state of Texas, on December 24, 1998.


                                PRENTISS PROPERTIES TRUST



                                By: /s/ THOMAS F. AUGUST
                                    --------------------
                                    Thomas F. August
                                    President and Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on December 24, 1998 by the following persons in the capacities indicated.

NAME                                TITLE
----                                -----
/s/ MICHAEL V. PRENTISS *           Chairman of the Board and Chief Executive
-------------------------
Michael V. Prentiss                 Officer
                                    (Principal Executive Officer)


/s/ THOMAS F. AUGUST                President, Chief Operating Officer and
-------------------------
Thomas F. August                    Trustee



_________________________           Trustee
Thomas J. Hynes, Jr.


/s/ BARRY J.C. PARKER *             Trustee
-------------------------
Barry J.C. Parker


/s/ LEONARD M. RIGGS, JR.           Trustee
-------------------------
Leonard M. Riggs, Jr.


/s/ RONALD G. STEINHART *           Trustee
-------------------------
Ronald G. Steinhart


/s/ LAWRENCE A. WILSON *            Trustee
------------------------
Lawrence A. Wilson


/s/ MARK R. DORAN *                 Executive Vice President, Chief Financial
------------------------
Mark R. Doran                       Officer
                                    and Treasurer (Principal Financial Officer)

/s/ RICHARD J. BARTEL *             Executive Senior Vice President--Financial
-----------------------
Richard J. Bartel                   Operations and Administration, and Chief
                                    Administrative Officer


/s/ THOMAS P. SIMON *                 Vice President
---------------------
Thomas P. Simon                     (Chief Accounting Officer)


* By: /s/ THOMAS F. AUGUST
     ---------------------
     Thomas F. August
     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              EXHIBITS
------                              --------

3.1     --  Form of Amended and Restated Declaration of Trust of the Company
            (filed as Exhibit 3.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

3.2     --  Articles Supplementary to the Amended and Restated Declaration of
            Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 15, 1998 and incorporated by reference herein).

3.3     --  Articles Supplementary, dated February 17, 1998, Classifying and
            Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A filed on February 17, 1998, File No. 000-23813).

3.4     --  Articles Supplementary, dated June 25, 1998, Classifying and
            Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-Q filed August 12, 1998 and incorporated by reference herein).

3.5     --  Bylaws of the Company (filed as Exhibit 3.2 to the Company's
            Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

4.1     --  Form of common shares Certificate (filed as Exhibit 4.1 to the
            Company's Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

4.2     --  Rights Agreement, dated February 6, 1998, between the Company and
            First Chicago Trust Company of New York, as Rights Agent (filed as
            Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on February 17, 1998 and incorporated by reference herein).

4.4     --  Form of Rights Certificate (included as Exhibit A to the Rights
            Agreement).

*5      --  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

*8      --  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding tax matters.

**10.1  --  Registration Rights Agreement, dated October 22, 1997, between the
            Prentiss Properties Trust, Prentiss Properties Acquisition Partners, L.P., Prentiss Properties I, Inc., Peter O. Hausmann, Henry C. Gulbrandsen, Jr., Timothy J. Weber and Steven A. Stattner.

10.2    --  Second Amended and Restated Agreement of limited partnership of
            Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit
            10.2 to the Company's Annual Report on Form 10-K, filed March 25,
            1997).

10.3    --  First Amendment to the Second Amended and Restated Agreement of
            limited partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed January 15, 1998).

10.4    --  Second Amendment to the Second Amended and Restated Agreement of
            limited partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q, filed August 12, 1998).

*23.1   --  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
            Exhibits 5 and 8).

**23.2  --  Consent of Ballard Spahr Andrews & Ingersoll, LLP.

*23.3   --  Consent of PricewaterhouseCoopers LLP.

**24    --  Power of Attorney (included on the signature page of this
            Registration Statement).

__________________________
*  Filed herewith.

** Previously filed.